Exhibit 10.5.1

UPLAND SOFTWARE, INC.

2010 STOCK PLAN

AMENDMENT TO RESTRICTED STOCK PURCHASE AGREEMENT

This Amendment to Restricted Stock Purchase Agreement (this “Amendment”) is made effective as of             , 2014 (the “Amendment Date”) by and between Upland Software, Inc., a Delaware corporation (the “Company”), and             (the “Participant”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Upland Software, Inc. 2010 Stock Plan, as amended (the “Plan”) or the Restricted Stock Purchase Agreement previously entered into between the Company and the Participant with respect to the Shares (as defined below) (the “Stock Agreement”).

RECITALS

WHEREAS: The Company sold and issued to the Participant             shares of Common Stock at a price of $            per share (the “Shares”);

WHEREAS: On September 2, 2014 the Company’s Board of Directors approved an amendment to the Stock Agreement to revise the vesting schedule to include certain vesting acceleration provisions;

WHEREAS: In connection with the foregoing, and to give effect to such amendment to the Stock Agreement, the Stock Agreement is amended as set forth herein.

AGREEMENT

NOW, THEREFORE: The parties agree as follows:

1. Amendment of Stock Agreement. The Stock Agreement is hereby amended as follows:

a. Amendment of Vesting Schedule. The Vesting Schedule as set forth in Section I (Notice of Grant of Restricted Stock) of the Stock Agreement is hereby amended and restated in its entirety as follows:

Vesting Schedule:

Twenty-five percent (25%) of the total number of Shares shall be released from the Repurchase Option on the one-year anniversary of the Vesting Commencement Date, and the remaining seventy-five (75%) of the total number of Shares shall be released from the Repurchase Option in equal monthly installments thereafter over thirty-six (36) months on the corresponding day of each relevant month (or if there is no corresponding day in any such month, on the last day of such month), subject to Participant continuing to be a Service Provider through each such date.

Any of the Shares which have not yet been released from the Company’s Repurchase Option are referred to herein as “Unreleased Shares.” The Shares which have been released from the Company’s Repurchase Option shall be delivered to Participant at Participant’s request (see Section 11 of Part II of this Agreement).

Notwithstanding the foregoing, in the event that Participant is terminated without Cause or leaves for Good Reason within twelve months following a Change in Control (as defined in the Plan), then one hundred percent (100%) of the shares subject to the Repurchase Option shall accelerate as of immediately prior to such termination. For the purposes of this Agreement, “Cause” means (i) Participant’s willful or grossly negligent failure to substantially perform the duties and obligations of Participant’s position with the Company; (ii) any act of personal dishonesty, fraud or misrepresentation taken by Participant which was intended to result in substantial gain or personal enrichment of Participant at the expense of the Company; (iii) Participant’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iv) Participant’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as Participant did not know of the felony and did not willfully violate the law); (v) Participant’s material breach of the terms of the Proprietary Information Agreement with the Company. For the purposes of this Agreement, “Good Reason” means (i) without Participant’s consent, a material reduction of Participant’s duties or responsibilities relative to Participant’s duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in Participant’s duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change in Control but is not the chief executive officer of the acquiring corporation) shall not constitute Good Reason; (ii) without Participant’s written consent, a material reduction in Participant’s base salary as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Participant’s consent, a material reduction by the Company in the kind or level of employee benefits to which Participant was entitled immediately prior to such reduction, with the result that Participant’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company; or (iv) without Participant’s consent, a relocation to a facility or a location more than fifty (50) miles from Participant’s then current present working locations. Good Reason shall not exist unless Participant provides (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition. A termination from service shall not be considered for Good Reason if such termination occurs later than two (2) years following the initial existence of the Good Reason condition. Notwithstanding the foregoing, if Participant terminates employment with the Company for Good Reason, but the Company discovers after such termination that Participant’s conduct during the employment term would have entitled the Company to terminate Participant for Cause, then Participant’s termination shall be for Cause and not for Good Reason and Participant shall remit all amounts paid to Participant for termination for Good Reason.

2. Miscellaneous. Except as set forth herein, the Shares and the Stock Agreement shall continue in full force and effect. This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Notwithstanding the foregoing, this Amendment shall be effective upon the execution hereof by the Company. This Amendment is governed by the internal substantive laws but not the choice of law rules of the State of Texas.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

UPLAND SOFTWARE, INC.

By:
Name:
Title:

Acknowledged and agreed:

PARTICIPANT:

Address:

Facsimile #:
Email:

UPLAND SOFTWARE, INC.

SIGNATURE PAGE TO AMENDMENT TO STOCK AGREEMENT